As filed with the Securities and Exchange Commission on August 20, 1999

                                                         Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           BURLINGTON INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                            56-1584586
-----------------------                                  -----------------------
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                              Identification No.)


                 3330 West Friendly Avenue, Greensboro, NC       27410
          ---------------------------------------------------------------
                (Address of Principal Executive Offices)       (Zip Code)

             Burlington Industries, Inc. 1998 Equity Incentive Plan
          ---------------------------------------------------------------
                            (Full title of the plan)

                          Alice Washington Grogan, Esq.
                Corporate Secretary and Associate General Counsel
                            3330 West Friendly Avenue
                              Greensboro, NC 27410
          ---------------------------------------------------------------
                     (Name and address of agent for service)

                                 (336) 379-2000
          ---------------------------------------------------------------
          (Telephone number, including area code of agent for service)

                         CALCULATION OF REGISTRATION FEE

================================================================================

------------------------------ -------------------------- --------------------------- --------------------------- ------------------
                                                                   Proposed                    Proposed
                                                                   maximum                     maximum
                                                                   offering                   aggregate                   Amount of
     Title of securities              Amount to be                  price                      offering                 registration
      to be registered              registered (1)               per unit (2)                 price (2)                    fee (3)

------------------------------ -------------------------- --------------------------- --------------------------- ------------------

Common Stock                        2,700,000                    $6.6889256                  $18,060,099                  $5,020.71
par value
$.01 per share


(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement covers, in addition to the number of shares of Common Stock stated above, such additional shares of Common Stock to be offered or issued to prevent dilution as a result of future stock dividends or stock splits.

(2) The aggregate offering price is the sum of the aggregate offering price of shares of Common Stock, calculated as set forth in note (3), which may be purchased upon the exercise of outstanding options, calculated on the basis of the price at which the options may be exercised, and in the case of shares of Common Stock which may hereafter be issued or for which options may hereafter be issued, calculated on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on August 19, 1999. the maximum offering price per unit is the aggregate offering price divided by the total number of shares of Common Stock being registered pursuant to this Registration Statement.

(3) The fee with respect to these shares has been calculated pursuant to Rules 457(h)(l) and 457 (c) of the Securities Act as follows: (a) in the case of shares of Common Stock which may be purchased upon the exercise of outstanding options, the fee is calculated on the basis of the price at which the options may be exercised, and (b) in the case of shares of Common Stock which may hereafter be issued or for which options may be hereafter be issued, the fee is calculated on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on August 19, 1999, a date within five business days prior to the date of filing of this Registration Statement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS


ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

----------------------

* The information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the "note" to Part I of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The following documents filed by Burlington Industries, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement:

                         (a) The Company's Annual Report on Form 10-K for the fiscal year ended October 3, 1998.

                         (b) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since October 3, 1998.

                         (c) The description of the Company's Common Stock in the Company's Registration Statement on Form 8-A, filed with the Commission on April 23, 1992, including any amendment or report filed for the purpose of updating such description.


                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

                  Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Alice Washington Grogan, Esq., Associate General Counsel of the Company, received under the Burlington Industries, Inc. 1998 Equity Incentive Plan options to purchase 4,900 shares of the Company's Common Stock.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  The Company is a Delaware corporation. Reference is made to
                  Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person, including any officer or director, who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation also may indemnify any such person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation against expenses under substantially the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to the corporation. Where any such person is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such person actually and reasonably incurred.

                  Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or in an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which such director derived an improper personal benefit.

                  Article VI of the Restated Certificate of Incorporation of the Company provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Article VI further provides that the Company shall indemnify any person who was or is or a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

                  To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in either of the two immediately preceding paragraphs, or in defense of any claim issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Also, any such indemnification (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the foregoing provisions of Article VI. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (iii) by the stockholders.

                  Expenses (including attorney's fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company pursuant to Article VI or as otherwise authorized by law. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

                  The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of Article VI are not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

                  The Company is authorized under Article VI to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of the DGCL. The Company maintains a directors' and officers' liability insurance policy.

                  For purposes of Article VI, references to the Company include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

                  For purposes of Article VI, references to "other enterprises" include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of" the Company shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves service by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of" the Company, as referred to in Article VI.

                  The indemnification and advancement of expenses provided by, or granted pursuant to, Article VI, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  Article VII of the Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for momentary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of Article VII shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

                  The Board of Directors of the Company adopted resolutions on October 23, 1990, indemnifying each officer and director of the Company (other than any officer or director whose principal employment is with an entity other than the Company or any subsidiary thereof) against any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any present or future threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of such officer or director serving in such capacity and further authorizing the payment of expenses incurred by any such indemnified person in defending any threatened, pending or completed claim, action, suit or proceeding in advance of the final disposition thereof upon receipt of an undertaking to repay such expenses if it shall ultimately be determined that such indemnified party was not entitled to be indemnified by the Company for such purposes; provided that such indemnification shall not apply to any
                                       5
                  claim or proceeding in which the indemnified person shall be adjudged liable because of willful misfeasance or bad faith or, in the case of a criminal action or proceeding, in which the indemnified party had reasonable cause to believe that his conduct was unlawful.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                  Not Applicable.

ITEM 8.  EXHIBITS.


                  Exhibit No.               Description

                     4.1                    Form of Restated Certificate of Incorporation of the Company
                                            (incorporated by reference to Exhibit 3.1 of the Company's
                                            Registration Statement on form 8-B, as filed with the Commission on
                                            June 3, 1994)

                     5                      Opinion of Alice Washington Grogan, Esq., Associate General Counsel
                                            of the Company

                   23.1                     Consent of Ernst & Young LLP

                   23.2                     Consent of Alice Washington Grogan, Esq. (included in Exhibit 5)


ITEM 9.           UNDERTAKINGS.

                  (a)  The undersigned Registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                           (2) that, for the purpose of determining any
                  liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
                  Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration

                  Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF GREENSBORO, STATE OF NORTH CAROLINA, ON JULY 20, 1999.

                                         BURLINGTON INDUSTRIES, INC.


                                         By  /s/ George W. Henderson, III
                                             -------------------------------
                                               George W. Henderson, III
                                               Chairman of the Board and
                                                Chief Executive Officer
                                             (Principal Executive Officer)

         PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


 SIGNATURE                              TITLE                              DATE
-----------                             -----                              ----



/s/ George W. Henderson, III        Chairman of the Board and          July 20, 1999
----------------------------        Chief Executive Officer
George W. Henderson, III            (Principal Executive Officer)


/s/ Charles E. Peters, Jr.          Senior Vice President and          July 20, 1999
--------------------------          Chief Financial Officer
Charles E. Peters, Jr.              (Principal Financial and
                                    Accounting Officer)


/s/ Jerald A. Blumberg              Director                           July 20, 1999
----------------------
Jerald A. Blumberg

/s/ John D. Englar                  Director                           July 20, 1999
------------------
John D. Englar



/s/ David I. Margolis               Director                           July 20, 1999
---------------------
David I. Margolis



                                       8





/s/ John G. Medlin, Jr.             Director                           July 20, 1999
-----------------------
John G. Medlin, Jr.


/s/ Nelson Schwab III               Director                           July 20, 1999
---------------------
Nelson Schwab III


/s/ Abraham B. Stenberg             Director                           July 20, 1999
-----------------------
Abraham B. Stenberg


/s/ Theresa M. Stone                Director                           July 20, 1999
--------------------
Theresa M. Stone


/s/ W. Barger Tygart                Director                           July 20, 1999
--------------------
W. Barger Tygart


                                  EXHIBIT INDEX


   Exhibit
     No.                       Description
   -------                     -----------

        4.1              Form of Restated Certificate of Incorporation of the Company
                         (incorporated by reference to Exhibit 3.1 of the Company's
                         Registration Statement on form 8-B, as filed with the Commission on
                         June 3, 1994)

        5                Opinion of Alice Washington Grogan, Esq., Associate General Counsel
                         of the Company

        23.1             Consent of Ernst & Young LLP

        23.2             Consent of Alice Washington Grogan, Esq. (included in Exhibit 5)









                                       10